AMENDMENT TO BYLAWS
OF
FPB FINANCIAL CORP.

        Article IV of the Bylaws of FPB Financial Corp. (the "Corporation") is hereby amended to add the following provision at the end thereof:

        4.16 Resignation, (a) Any director may resign at any time by sending a written notice of such resignation to the home office of the Corporation addressed to the chairman of the board or the president. Unless otherwise specified, such resignation shall take effect upon receipt by the chairman of the board or the president. More than three consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.

        (b) A director of the Corporation shall tender his resignation by sending a written notice to the home office of the Corporation addressed to the chairman of the board or the president if any of the following events occur (1) the director files for bankruptcy, (2) a company or other entity of which the director is a director, executive officer, trustee, general partner, managing partner, or holder of more than 10% of the outstanding stock or other ownership interests, in each case other than the Corporation or any of its subsidiaries, is the subject of a voluntary or involuntary bankruptcy petition, (3) the director is indicted and/or convicted of a felony or a crime involving moral turpitude, (4) the director engages in dishonest or illegal conduct in connection with his performance of services for the Corporation or any of its subsidiaries, (5) the director qualifies to run for, or accepts a political office, or (6) the director owns, controls or manages any gentleman's club, brothel, business or other enterprise that is associated with pornography or illicit drug use, or any other business or enterprise that is harmful to the reputation of the Corporation or any of its subsidiaries.

        (c)    If a director tenders his resignation pursuant to Section 4.16(b) above, the resignation shall become effective upon acceptance by at least two-thirds of the other directors then in office. In determining whether to accept such resignation, the board of directors may consider extenuating or mitigating circumstances. In reviewing such tendered resignation and in determining whether or not to accept it, the board of directors shall give the highest consideration to the actual or potential impact of such event on the reputation of the Corporation and its subsidiaries.